UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2014

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael Bogansky

On April 4, 2014, Michael R. Bogansky, formerly Vice President and Controller of PHH Corporation (the “Company”), was appointed as Senior Vice President and Controller of the Company and as the Company’s principal accounting officer.  Mr. Bogansky joined the Company’s subsidiary, PHH Mortgage Corporation, in 2003 as Manager, Financial Reporting and has held roles of increasing responsibility in the accounting and finance functions of the Company and its subsidiaries, including serving as Vice President, Financial Reporting of PHH Mortgage from 2009 to 2010 and serving more recently as the Company’s Vice President and Assistant Controller from 2010 to 2012 and as the Company’s Vice President and Controller since 2012.  Prior to joining the Company in 2003, Mr. Bogansky served as a Senior Auditor with Deloitte & Touche LLP, which currently serves as the Company’s independent registered public accounting firm.  Mr. Bogansky is not serving as an executive officer of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended, and he will report to Robert B. Crowl, Executive Vice President and Chief Financial Officer of the Company.  Mr. Bogansky received his B.S. in Accounting from York College of Pennsylvania, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Mr. Bogansky is eligible to participate in the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended, pursuant to which Mr. Bogansky has been granted, and may in the future be granted, certain long-term incentive compensation awards, as well as the PHH Corporation Management Incentive Plan, pursuant to which Mr. Bogansky has been granted, and may in the future be granted, certain annual cash incentive awards.  Mr. Bogansky is also eligible to participate in the Company’s benefits plans as in effect from time to time and to receive perquisites similar to those provided to the Company’s other senior officers as approved by the Human Capital and Compensation Committee from time to time, including a company-leased vehicle.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name: William F. Brown
Title: Senior Vice President, General Counsel and Secretary

Dated:  April 10, 2014